Exhibit 10.4

Execution Version

(Election 2)

EQUIPMENT LOAN AND SECURITY AGREEMENT

THIS EQUIPMENT LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of January 23, 2024 (the “Closing Date”), by and between BlockFi Lending LLC (“Lender”) and Core Scientific, Inc., a Delaware corporation (“Borrower”). Capitalized terms used herein without definition shall have the meanings assigned to them in Schedule A attached hereto and, for purposes of this Agreement, the rules of construction set forth in Schedule A shall govern.

WHEREAS, on December 21, 2022 (the “Petition Date”), each of Borrower and certain direct and indirect subsidiaries of Borrower (each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) initiating their respective jointly administered cases under Chapter 11 of the Bankruptcy Code (Case No. 22-90341 (CML)) (collectively, the “Chapter 11 Cases”), and each Debtor has continued and is continuing in the possession of its assets and management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Lender made loans and other financial accommodations to the Borrower or its affiliates pursuant to the Existing Loan Agreements (the “Pre-Petition Equipment Loan”).

WHEREAS, on January 16, 2024, the Court entered the Confirmation Order [Docket No. 1749] approving the Debtors’ Fourth Amended Joint Chapter 11 Plan, docket No. 1722, dated as of January 15, 2024 (the “Approved Plan”);

WHEREAS, in accordance with the Approved Plan, pursuant to this Agreement, Borrower will be deemed to incur the Loan and the Lender, as a holder of the Miner Equipment Lender Takeback Debt (Election 2) (as defined in the Approved Plan) specified in this Agreement will be deemed to have made the Loan in accordance with the Miner Equipment Lender Treatment Election 2 as provided under the Approved Plan; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Pre-Petition Equipment Loan will be extinguished pursuant to the Plan and the Loan hereunder shall be issued to Lender in exchange for Lender’s Miner Equipment Lender Secured Claim (as defined in the Plan).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1. TERM LOAN. On the terms and subject to the conditions set forth herein, in exchange for its Miner Equipment Lender Secured Claim related to the Pre-Petition Equipment Loan, Borrower shall be deemed to have borrowed from Lender, and Lender shall be deemed to have made to Borrower, on the Closing Date, a single loan (the “Loan”) denominated in Dollars in an original principal amount as set forth on Schedule B attached hereto (the “Loan Amount”). The Loan deemed made under this Agreement shall constitute Miner Equipment Lender Takeback Debt

(Election 2). Pursuant to the Approved Plan, the Pre-Petition Equipment Loan and related obligations owing to Lender under the Existing Loan Agreements shall be cancelled, and Lender’s Miner Equipment Lender Secured Claim shall be satisfied in full, in each case effective upon the deemed borrowing of the Loan hereunder. The Loan incurred pursuant this Section 1 shall be deemed made without any actual funding.

2. PAYMENTS AND PREPAYMENT OF LOAN.

(a) Scheduled Repayments.

(1) Commencing with the twenty-fifth (25th) month after the Closing Date:

(i)

Borrower shall repay 50.00% of the aggregate principal amount of the Loan (including PIK Interest) outstanding as of the second anniversary of the Closing Date in four (4) equal quarterly installments beginning on the last day of the first calendar quarter following the second anniversary of the Closing and on the last day of each of the next three (3) calendar quarters ending thereafter;

(ii)

Borrower shall repay 25.00% of the aggregate principal amount of the Loan (including PIK Interest) outstanding as of the second anniversary of the Closing Date (including any additional PIK Interest) in four (4) equal quarterly installments beginning on the last day of the first calendar quarter following the third anniversary of the Closing and on the last day of each of the next three (3) calendar quarters ending thereafter;

(iii)

Borrower shall repay 25.00% of the aggregate principal amount of the Loan (including PIK Interest) outstanding as of the second anniversary of the Closing Date (including any additional PIK Interest) in four (4) equal quarterly installments beginning on the last day of the first calendar quarter following the fourth anniversary of the Closing and on the last day of each of the next two (2) calendar quarters ending thereafter and on the Maturity Date (as defined below); and

(2) On January 23, 2029 (the “Maturity Date”), Borrower shall repay in full the aggregate then-outstanding principal amount (inclusive of accrued and unpaid interest) of the Loan and all other Obligations (such aggregate amount, the “Payoff Amount”).

(b) Voluntary Prepayment. Borrower shall have the right, upon notice to the Lender, to prepay the outstanding principal amount of the Loan in whole or in part at any time and from time to time at par, without premium or penalty. Any prepayment of the Loan shall be accompanied by all accrued and unpaid interest thereon.

(c) Mandatory Prepayment.

(1) Within three (3) Business Days (or such later time to which the Lender may agree in its sole discretion) of the receipt by any Debtor, Borrower or any Subsidiary thereof of the Net Cash Proceeds (“receipt” to include any receipt, including the initial payment, any subsequent payment (including installments, earnouts or similar payment) and upon release and receipt of any escrow, indemnity or holdback) from any Disposition of any Collateral (the “Prepayment Date”), Borrower shall prepay, or cause to be prepaid, the Loan in an amount equal to 100% of such Net Cash Proceeds so received from time to time; provided that no such prepayment shall be required if (A) no Event of Default shall have occurred or shall be continuing, (B) within two (2) Business Days of the receipt of such Net Cash Proceeds, the Borrower shall have provided written notice to Lender of its intention to, within 20 days after the date of receipt of such Net Cash Proceeds, apply such Net Cash Proceeds to the towards the purchase price of equipment of substantially similar type and use that is not older than, and with a fair market value that is not less than, the Collateral (“Replacement Property”) subject to such Disposition (the “Replacement Period”), (C) such Net Cash Proceeds are held in a subaccount or other manner such that they are “identifiable cash proceeds” as used in the UCC and (D) Borrower grants and conveys to Lender a perfected, first priority security interest, pursuant to documentation in form and substance satisfactory to Lender, in the Replacement Property (which shall constitute Collateral and be subject to all of the terms and provisions of this Agreement and the other Loan Documents) prior to the expiration of the Replacement Period. If the Replacement Period shall have expired prior to the consummation of the purchase of Replacement Property, the Net Cash Proceeds shall be released to Lender as prepayment of the outstanding principal of the Loan. Any Net Cash Proceeds applied to prepay the Loan during the first twenty-four (24) months after the Closing Date shall be credited against future quarterly principal amortization payments on the Loan due pursuant to Section 2(a) above, beginning with the first such quarterly amortization payment due after such Disposition and, if such Net Cash Proceeds are in excess of the amount due on such first quarterly payment date, such remaining proceeds shall be credited against the remaining quarterly principal amortization payments in direct order of maturity.

(2) If any Collateral is lost, stolen, confiscated, destroyed or damaged (each, a “Casualty”), within five (5) Business Days of the receipt by any Debtor, Borrower or any Subsidiary thereof of Net Cash Proceeds from such Casualty (including, without limitation, any Net Cash Proceeds received under any insurance policy in respect such Collateral), Borrower shall either (i) cause the repair of such Collateral such that the operational states of the Collateral so repaired is equivalent to the operational states of the Collateral prior to such Casualty or (ii) prepay the outstanding principal of the Loan in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Casualty; provided that no such prepayment shall be required if (A) no Event of Default shall have occurred or shall be continuing, (B) within three Business Days of the receipt of such Net Cash Proceeds, the Borrower shall have provided written notice to Lender of its intention to, within 20 days after the date of receipt of such Net Cash Proceeds, apply such Net Cash Proceeds to the towards the purchase price of Replacement Property subject to such Casualty, (C) such Net Cash Proceeds are held in a subaccount or other manner such that they are “identifiable cash proceeds” as used in the UCC and (D) Borrower grants and conveys to Lender a perfected, first priority security interest, pursuant to documentation in form and substance satisfactory to Lender, in the Replacement Property (which shall constitute Collateral and be subject to all of the terms and provisions of this Agreement and the other Loan Documents) prior to the expiration of the Replacement Period. If the Replacement Period shall have expired prior to the consummation of the purchase of Replacement Property, the Net Cash Proceeds shall be released to Lender as prepayment of the outstanding principal of the Loan.

(3) No later than 120 days following the end of each Fiscal Year occurring after the date hereof, Borrower shall prepay the outstanding principal of the Loan in an amount equal to 5% of its Consolidated Excess Cash Flow for such Fiscal Year.

(d) Interest.

(1) From and including the Closing Date to and including the second anniversary of the Closing Date (the “Specified Accrual Period”), the Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate equal to (x) if Borrower does not deliver an Election Notice in accordance with clause (y) of this Section 2(d)(1) for such Interest Period, 13.00% per annum, with a portion of such interest rate equal to 3.00% per annum being payable in cash on the Interest Payment Date in respect of such Interest Period and the remaining 10.00% per annum of such interest rate being payable in-kind by capitalizing such interest and adding it to the outstanding principal amount of the Loan on the Interest Payment Date in respect of such Interest Period (such interest that is capitalized and added to the outstanding principal balance of the Loan being referred to herein as “PIK Interest”) (such interest rate under this clause (x) being referred to herein as the “Standard Interest Rate”) or (y) if Borrower delivers a written notice in the form of Exhibit A hereto to Lender for such Interest Period at least five (5) Business Days prior to the Interest Payment Date in respect of such Interest Period (an “Election Notice”), at the election of Borrower as set forth in such Election Notice, either (i) 12.00% per annum, with a portion of such interest rate equal to 5.00% per annum being payable in cash on the Interest Payment Date in respect of such Interest Period and the remaining 7.00% per annum of such interest rate being payable as PIK Interest on the Interest Payment Date in respect of such Interest Period, or (ii) 8.0% per annum, payable entirely in cash on the Interest Payment Date in respect of such Interest Period (such interest rate under this clause (y)(ii) being referred to herein as the “Cash Pay Only Interest Rate”) .

(2) After the second anniversary of the Closing Date, interest on the Loan shall accrue at a rate of 10.00% per annum, payable in cash.

Should no Election Notice be made by Borrower in accordance with Section 2(d)(1)(y) in respect of an Interest Period, then the Standard Loan Rate shall automatically apply for such Interest Period. If any Interest Period ends after the Specified Accrual Period but a portion of such Interest Period includes the Specified Accrual Period (any such Interest Period, a “Hybrid Interest Period”), the Loan shall accrue interest during such Hybrid Interest Period at the rate determined pursuant to (x) Section 2(d)(1) for the portion of such Hybrid Interest Period that includes the Specified Accrual Period and (y) Section 2(d)(2) for the portion of such Hybrid Interest Period after the Specified Accrual Period (and, for purposes of Section 2(d)(1), references to “Interest Period” as applicable to such Hybrid Interest Period shall only refer to the portion of such Hybrid Interest Period that includes the Specified Accrual Period).

In no event will Lender charge interest at a rate that exceeds the highest rate of non-usurious interest permissible under any law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(e) Default Rate. Effective upon the occurrence of any Event of Default (as defined below) and for so long as any Event of Default shall be continuing, upon notice thereof from the Lender to the Borrower (the “Default Notice”) the applicable interest rate in accordance with Section 2(d) above, at the option of the Lender may be increased by 2.00% per annum (such increased rate, the “Default Rate”), with interest at the Default Rate being payable in cash and on demand.

(f) Interest Payment Dates. Accrued interest on the Loan shall be due and payable in arrears on the last Business Day of each calendar quarter (each, an “Interest Payment Date”); provided that in the event of any prepayment of the Loan, accrued interest on the principal amount prepaid (which interest shall be deemed to have accrued at the Standard Interest Rate if such prepayment occurs during the Specified Accrual Period) shall be payable in cash on the date of such prepayment. Notwithstanding the foregoing, as provided in Section 2(d)(1) above, during the Specified Accrual Period, unless the Borrower elects the Cash Pay Only Interest Rate in an Election Notice delivered in accordance with Section 2(d)(1), a portion of the total interest due on each Interest Payment Date during the Specified Accrual Period shall be paid as PIK Interest on such Interest Payment Date (with the remainder of such interest payable in cash on such Interest Payment Date). For the avoidance of doubt, any Election Notice made by the Borrower for an Interest Period shall be deemed to apply only to such Interest Period and not to any subsequent Interest Period (unless a new Election Notice is delivered for such subsequent Interest Period in accordance with the provisions hereof). Amounts representing accrued interest that is paid as PIK Interest shall thereafter constitute principal of the Loan, have the same terms thereof and bear interest in accordance with the terms of this Agreement. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(g) Payment Method. Borrower shall make each payment under this Agreement without set-off, counterclaim or deduction and free and clear of all Taxes not later than 12:00 noon, New York City time, on the day when due in lawful money of the United States of America and in immediately available funds to the account of Lender specified for such purpose. If Borrower shall be required by law to deduct any Taxes from any payment to Lender under this Agreement, then the amount payable to Lender shall be increased so that, after making all required deductions, Lender receives an amount equal to that which it could have received had no such deductions been made. For purposes of computing interest and fees, any payments received after 12:00 noon, New York City time, shall be deemed received by Lender on the next Business Day. If any payment to Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day. All computations of interest shall be made on the basis of a 365 (or 366, as applicable)-day year and actual days elapsed.

(h) Application of Payments. Borrower irrevocably agrees that Lender shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations in such order as Lender may deem advisable. Lender is authorized to, and at its option may (without prior notice or precondition and at any time or times), but shall not be obligated to, make or cause to be made advances on behalf of Borrower for: (1) payment of all fees, expenses, indemnities, charges, costs, principal, interest, or other Obligations owing by Borrower under this Agreement, (2) the payment, performance or satisfaction of any of Borrower’s obligations with respect to preservation of the Collateral, or (3) any premium in whole or in part required in respect of any of the policies of insurance required by this Agreement and, in each case, any such advances shall be added to the outstanding principal amount of the Loan.

3. SECURITY.

(a) As security for the payment and performance in full of the indebtedness and all other Obligations of Borrower to Lender hereunder (and any renewals, extensions and modifications thereof) whether now in existence and hereafter created (as the same may be renewed, extended or modified), Borrower hereby grants to Lender a security interest in all of Borrower’s right, title and interest in, to and under all of the following, whether now owned or hereafter acquired or existing) (collectively, the “Collateral”): (i) the equipment and other assets described on Schedule C and all replacements, substitutions and exchanges therefor and thereof and additions and accessions thereto (the “Existing Equipment”), (ii) the Additional Collateral, and all replacements, substitutions and exchanges therefor and thereof and additions and accessions thereto; (iii) any equipment in which a Lien and security interest is granted in favor of Lender pursuant to Section 6(j)(ii) (collectively with the Existing Equipment and Additional Collateral, the “Equipment”), and all replacements, substitutions and exchanges therefor and thereof and additions and accessions thereto; (iv) any agreement relating to the Equipment or the use thereof, including but not limited to any lease or purchase agreement, and all supporting obligations therefor or for such Equipment, in each case, solely to the extent relating to such Equipment or the use thereof; (v) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks, and related data processing software (owned by Borrower or in which it has an interest) that at any time evidences or contains information relating to any Collateral as are otherwise necessary or helpful in the collection thereof or realization upon; (vi) all condemnation and confiscation awards, in each case to the extent (but only to the extent) that such items relate to any Equipment; and (vii) to the extent not otherwise included above, all insurance, accessions, income, payments, proceeds and products of any and all of the foregoing (excluding any Bitcoin or other digital asset mined or produced by, or otherwise derived from, Borrower’s use of the Equipment). Borrower agrees that, with respect to the Collateral, Lender shall have all of the rights and remedies of a secured party under the UCC. Borrower hereby authorizes Lender to file UCC financing statements (“UCC Statements”) describing the Collateral. Without Lender’s prior written consent, Borrower agrees not to file any corrective or termination statements or partial releases with respect to any UCC Statements filed by Lender pursuant to this Agreement. Upon Payment In Full, all security interests created by this Agreement in Collateral shall be automatically released. Lender agrees, at the expense of Borrower, to promptly terminate any UCC Statements filed by it describing the Collateral upon Payment In Full.

(b) Upon receipt by Borrower of any Additional Collateral in accordance with the Approved Plan, Borrower will promptly update, amend or supplement Schedule D of this Agreement to reflect such Additional Collateral and take such actions, at the expense of Borrower, as requested by Lender to (x) confirm the grant by the Borrower of a Lien and security interest in favor of Lender in all right, title and interest of Borrower in such Additional Collateral and (y) perfect Lender’s first priority security interest in such Additional Collateral. Lender shall be authorized to file one of more financing statements with respect to the Additional Collateral, provided that Lender shall promptly notify Borrower of such filing.

4. CONDITIONS PRECEDENT TO LENDER’S OBLIGATION. The effectiveness of this Agreement is subject to satisfaction (or waiver by Lender) of the following conditions precedent:

(a) Lender timely electing Miner Equipment Lender Treatment Election 2 (as defined in and pursuant to the Approved Plan);

(b) Lender’s receipt of this Agreement, duly executed and delivered by the Borrower;

(c) Lender’s receipt of the Equipment Collateral Intercreditor Agreement, duly executed and delivered by each party thereto;

(d) the Bankruptcy Court shall have entered the Confirmation Order, in form and substance consistent with the Approved Plan; such Confirmation Order and the Approved Plan shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal; and the occurrence of the Effective Date (as defined in and pursuant to the Approved Plan);

(e) receipt by Lender of proper UCC Statements, duly prepared for filing under the UCC in all jurisdictions that the Lender may deem reasonably necessary in order to perfect its Liens on the Collateral;

(f) receipt by Lender of (i) copies of the charter and bylaw of Borrower, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of Borrower authorized on behalf of Borrower to execute and deliver this Agreement and the other Loan Documents; (iii) resolutions of the board of directors of Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (iv) a good standing certificate from the applicable Governmental Authority of Borrower’s jurisdiction of incorporation;

(g) receipt by Lender of evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(h) all costs, fees, expenses (including legal fees and expenses) and other compensation required to be paid hereunder or under the Approved Plan to Lender shall have been paid to the extent due (and, in the case of expenses, to the extent invoiced in reasonable detail at least one (1) Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree));

(i) the representations and warranties of the Borrower contained in Section 5 or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date; and

(j) no Event of Default shall exist.

5. POST-CLOSING COVENANTS. As soon as reasonably practicable, but in no even later than 60 days after the Closing Date (or such later date as the Lender may agree to in writing (including via email)) Borrower shall:

(a) Provide Lender with the certificates of insurance, naming Lender as an additional insured or lender’s loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of Borrower that constitute Collateral; and

(b) (i) use commercially reasonable efforts to obtain and provide Lender with disclaimers and waivers from landlords, mortgagees and other persons holding any interest or claim in and to any location of the Equipment or any other Collateral, reasonably acceptable to Lender, to confirm that the first priority security interest in the Collateral is valid within 120 days of effectiveness of the Closing Date and (ii) Notify Lender within 10 Business Days after movement of any item of Equipment Collateral from the Equipment Location, which notice shall include the new location of such Equipment, and use commercially reasonable efforts to obtain and provide any such disclaimers and waivers within 120 days after such notice.

6. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants as of the date hereof (which representations and warranties shall be deemed repeated on each day throughout the term of this Agreement) that:

(a) Business Existence. Borrower is a corporation, and is and will remain duly organized and validly existing in good standing under the laws of the State of Delaware. Borrower is duly qualified to do business and in good standing in all jurisdictions where legally required in order to carry on its business and wherever necessary to perform its obligations under this Agreement and the other Loan Documents to which it is a party, including each jurisdiction in which the Collateral is to be located. Borrower (i) has all requisite power and authority to (x) own or lease its assets and carry on its business and (y) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is in compliance with all material laws and (iii) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted,

(b) Requisite Power and Authority. The execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party (1) has been duly authorized by all necessary action on the part of Borrower; (2) does not require any approval or consent of any Governmental Authority, stockholder, member, partner, trustee or holders of any indebtedness or obligations of Borrower except such as have been duly obtained; and (3) does not and will not contravene any applicable law, governmental rule, regulation or order now binding on Borrower, or the organizational documents of Borrower.

(c) No Consents or Approvals. Other than in connection with the Approved Plan, neither the execution and delivery by Borrower of this Agreement and the other Loan Documents to which it is a party nor the consummation of any of the transactions by Borrower contemplated hereby requires the consent or approval of, the giving of notice to, the resignation with, or the taking of any other action in respect of, any federal, state or foreign governmental authority or agency, except as provided herein (or such as have been obtained and are in full force and effect).

(d) Enforceability. This Agreement and the other Loan Documents to which it is a party when entered into constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

(e) Security Interests. This Agreement is effective to create, in favor of the Lender, a legal, valid, binding, enforceable first priority Lien on and security interest in all right, title and interest of Borrower in the Collateral. No filings or other action (including the taking of possession or control) are or shall at any time be necessary to perfect, preserve or protect such Liens and security interests, other than such filings or other actions as have been or will be duly made or performed. Each item of Equipment is located at the location of such Equipment identified on Schedule C or D, as applicable (the “Equipment Location”).

(f) Not Real Property Fixtures. Under the laws of the state(s) in which the Collateral is located, the Collateral consists only of personal property and not fixtures.

(g) Validity and Priority of Security Interest. Borrower has good and marketable title to the Collateral, free and clear of all Liens and encumbrances (excepting only Permitted Liens). No financing statement with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of Lender or in connection with a Permitted Lien.

(h) Business Information. The legal name, organization type, jurisdiction of organization and Federal Employer Identification Number (if any) of Borrower specified on the signature page hereof, are true and correct.

7. COVENANTS OF BORROWER. Borrower covenants and agrees as follows:

(a) Use of Collateral. Borrower shall use the Collateral solely in the continental United States and in a careful and proper manner. Borrower shall not change the location of any item of the Collateral without the prior written consent of Lender unless the Collateral is moved to a different facility located in the continental United States owned by Borrower in which case prior notice will be provided to Lender describing such move (including the timeline for such move and the location of where the Collateral will be moved to).

(b) No Encumbrance. Borrower shall maintain the Collateral free from all claims, Liens and legal processes other than (1) Liens for fees, taxes or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of the Collateral or any interest therein), (2) Liens of mechanics, materialmen, laborers, employees or suppliers and similar Liens arising by operation of law incurred by Borrower in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof (provided, however, that such contest does not involve any substantial danger of the sale, forfeiture or loss of the Collateral or any interest therein); (3) Liens arising out of any judgments or awards against Borrower with respect to which a stay of execution has been obtained pending an appeal or proceeding for review; and (4) Liens arising under and pursuant to the Exit Facility, New Secured Notes and New Secured Convertible Notes encumbering the Collateral and the Additional Collateral, in each case, to the extent subordinated to Lender’s Lien pursuant to the Equipment Collateral Intercreditor Agreement (“Permitted Liens”).

(c) Fees and Taxes. Borrower shall file all documentation with respect to any Taxes due or to become due with respect to the Collateral and pay on or before the date when due all such Taxes.

(d) Maintenance. Borrower shall, at its own expense, (i) keep the Collateral in good repair, good operating condition, appearance and working order in compliance with the manufacturer’s recommendations in all material respects and Borrower’s standard practices (but in no event less than industry practices), with normal wear and tear resulting from use thereof in the ordinary course excepted, (ii) provide all maintenance and service and make all repairs necessary for such purpose, and (iii) replace or cause to be replaced any parts or accessories of the Collateral that becomes unfit or unavailable for use from any cause with replacement parts or accessories and have a value and utility at least equal to the parts or accessories replaced. All accessories, parts and replacements for or which are added to or become attached to the Collateral shall immediately be deemed incorporated in the Collateral and subject to the security interest granted by Borrower herein. No more than two times per fiscal year, during normal business hours and upon reasonable advance notice, or at any time during the continuation of an Event of Default, Lender shall have the right to inspect the Collateral.

(e) Indemnification. Borrower shall indemnify, defend and hold harmless Lender, its successors and assigns, and their respective directors, officers, employees, agents and Affiliates (each, an “Indemnitee”), from and against any and all claims, liabilities, costs, damages, losses, expenses and other amounts in connection arising out of this Agreement and the transactions contemplated hereby (other than, in the case of any Indemnitee, to the extent such claims, liabilities, costs, damages, losses, expenses and other amounts have been determined by final and nonappealable decision of a court of competent jurisdiction to have been caused by such Indemnitee’s gross negligence or willful misconduct). The obligations of Borrower under this Section 6(e) shall survive the termination or expiration of this Agreement.

(f) Insurance. At its own expense until Payment In Full, Borrower shall procure and maintain comprehensive all risk property damage insurance, including coverage against loss or damage due to fire and the risks normally included in extended coverage, malicious mischief and vandalism, for the full replacement value thereof, which policies shall be subject to a lender’s loss payable clause in favor of Lender. The proceeds of such insurance payable as a result of loss of or damage to the Collateral shall be applied in accordance with Section 2(c)(2), unless Lender otherwise agrees. In addition, Borrower shall also carry comprehensive liability insurance covering both personal injury and property damage, under which Lender shall be named additional insured. All insurance required hereunder shall be in form and amount satisfactory to Lender. Borrower shall deliver to Lender evidence satisfactory to Lender of such insurance coverage. If requested by Lender, Borrower shall cause each insurer to agree, by endorsement upon the policy or policies issued by it, or by independent instrument furnished to Lender, that (1) it will give Lender thirty (30) days’ (or 10 days’ in the case of nonpayment of premium) prior written notice of the effective date of cancellation, material change or non-renewal of such policy; and (2) insurance as to the interest of any named loss payee other than Borrower shall not be invalidated by any actions, inactions, breach of warranty or conditions or negligence of Borrower with respect to such policy or policies.

(g) Further Assurances. Borrower shall promptly and duly execute and deliver to Lender such further documents, instruments and assurances and take such further action as Lender may from time to time reasonably request in order to carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of Lender hereunder; including, without limitation, the execution and delivery of any document reasonably required, and payment of all necessary costs to record such documents (including payment of any documentary or stamp tax), to perfect and maintain perfected the security interest granted under this Agreement.

(h) Notices and Information to Lender. Borrower shall provide written notice to Lender: (1) not less than thirty (30) days prior to any change in the name, the jurisdiction of organization, or address of the chief executive office, of Borrower or of Borrower’s organizational structure that would cause a filed financing statement to become seriously misleading (within the meaning of the UCC); and (2) promptly upon (and in any event within five (5) Business Days after) the occurrence of any event which constitutes an Event of Default (as hereinafter defined) or event which, with the giving of notice, lapse of time or both, would constitute an Event of Default.

(i) Notice of Bankruptcy. Borrower shall provide written notice to Lender of the commencement of proceedings under the Federal bankruptcy laws or other insolvency laws (as now or hereafter in effect) involving Borrower as a debtor.

(j) Collateral Dispositions. Borrower shall not Dispose of any Collateral unless Borrower shall receive cash consideration therefor at the time of consummation of such Disposition in an amount (determined prior to any deductions set forth in the definition of Net Cash Proceeds) not less than the fair market value of such Collateral.

8. DEFAULT. An event of default shall be deemed to have occurred hereunder (“Event of Default”) upon the occurrence of any of the following: (a) non-payment of any principal when due hereunder; (b) non-payment when due of any interest or other amount due hereunder, which continues for three (3) Business Days of the applicable payment date; (c) failure to maintain, use or operate the Collateral in compliance with this Agreement and/or Applicable Law; (d) failure to obtain, maintain and comply with Section 6(j) or any of the insurance coverage requirements under this Agreement; (e) any representation or warranty of Borrower in this Agreement or any other Loan Document shall prove to have been false in any material respect when made or deemed made; (f) the commencement and continuation of any bankruptcy, insolvency, receivership or similar proceeding by or against Borrower or any of its properties or business (unless, if involuntary, the proceeding is dismissed within sixty (60) days of the filing thereof so long as an order for relief with respect to any portion of the Collateral is not entered prior to the end of such sixty (60) day period) or the rejection of this Agreement in any such proceeding; (g) Borrower shall (1) enter into any transaction of merger or consolidation where Borrower is not the surviving entity (such actions being referred to as an “Event”), unless the surviving entity is organized and existing under the laws of the United States or any state thereof, and prior to such Event such Person executes and delivers to Lender an agreement satisfactory to Lender, in its sole discretion, containing such Person’s effective assumption, and its agreement to pay, perform, comply with and otherwise be liable for, in a due and punctual manner, all of the Obligations; or (2) sell, transfer, or otherwise Dispose of all or substantially all of its assets or property; (h) there occurs a default or anticipatory repudiation under any guaranty executed in connection with this Agreement; (i) breach by Borrower that continues for twenty (20) days after written notice thereof from Lender to Borrower; provided that such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period; of any other covenant, condition or agreement under this Agreement; (j) Borrower shall (i) assert that this Agreement or any other Loan Document shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or (ii) contest in any manner the validity or enforceability of any Loan Document, or (iii) deny that it has any or any further liability or obligation under any Loan Document to which it is a party, or purport to revoke, terminate or rescind any such Loan Document; (k) this Agreement or any other agreement, instrument or filing creating or purporting to create or perfect a security interest securing any of the Obligations shall (i) cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or (ii) to be enforceable and of the same effect and priority purported to be created thereby.

9. REMEDIES. Upon the occurrence of any Event of Default then, at any time thereafter during the continuance of such event, Lender may: (i) declare the Loan to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and (ii) exercise all rights and remedies available to it under the Loan Documents and/or Applicable Law; provided, that upon the occurrence of an Event of Default described in Section 7(f), the principal of the Loan, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. In addition, upon declaration of any Event of Default or automatic acceleration after an Event of Default by the Lender described in Section 8(f), Lender may, at its option, and at any time thereafter, do any one or more of the following, all of which are hereby authorized by Borrower:

(a) Rights Under UCC. Exercise any and all rights and remedies of a secured party under the UCC in effect in any applicable jurisdiction at the date of this Agreement and in addition to those rights, at its sole discretion, may require Borrower (at Borrower’s sole expense) to assemble, make available and, if Lender requests, return the Collateral to Lender in the manner and condition reasonably required by Lender, or enter upon the premises where any such Collateral is located and take immediate possession of and remove the Collateral by summary proceedings or otherwise, all without liability from Lender to Borrower for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise.

(b) Disposition of Collateral. Sell, lease or otherwise dispose of any or all of the Collateral in a commercially reasonable manner at public or private sale with notice to Borrower (the parties agreeing that ten (10) business days’ prior written notice shall constitute adequate notice of such sale) at such price as it may deem best, for cash, credit, or otherwise, with the right of Lender to purchase and apply the proceeds:

First, to the payment of all reasonable and documented expenses and charges, including the expenses of any sale, lease or other disposition, the expenses of any taking, out-of-pocket attorneys’ fees, court costs and any other reasonable and documented expenses incurred or advances made by Lender in the protection of its rights or the pursuance of its remedies, and to provide adequate indemnity to Lender against all taxes and Liens which by law have, or may have, priority over the rights of Lender to the monies so received by Lender;

Second, to the payment of the Obligations; and

Third, subject to the Equipment Collateral Intercreditor Agreement, to the payment of any surplus thereafter remaining to Borrower or to whosoever may be entitled thereto;

and in the event that the proceeds are insufficient to pay the amounts specified in clauses “First” and “Second” above, Lender may collect such deficiency from Borrower.

(c) Other Rights and Remedies. Lender may exercise any other right or remedy available to it under this Agreement and/or Applicable Law, or proceed by appropriate court action to enforce the terms hereof or thereof or to recover damages for the breach hereof or thereof or to rescind this Agreement in whole or in part. In addition, Lender shall have the right to enter the Equipment Locations (or other premises where the Collateral is located) and remove Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order to maintain, collect, sell and/or liquidate the Collateral. Lender shall have no obligation to marshal any of the Collateral.

(d) Costs and Expenses; No Remedy Exclusive. In addition, Borrower shall be liable for any and all unpaid additional sums due hereunder, before, after or during the exercise of any of the foregoing remedies; for all reasonable, documented and out-of-pocket legal fees and other reasonable and documented costs and expenses incurred by reason of any Event of Default or of the exercise of Lender’s remedies with respect thereto. No remedy referred to in this Section is intended to be exclusive, but each shall be cumulative, and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time.

(e) No Waiver. The failure of Lender to exercise, or delay in the exercise of, the rights granted hereunder upon any Event of Default by Borrower or its Affiliates shall not constitute a waiver of any such right upon the continuation or recurrence of any such Event of Default. Lender may take or release other security; may release any party primarily or secondarily liable for the Obligations; may grant extensions, renewals or indulgences with respect to the Obligations and may apply any other security therefor held by it to the satisfaction of the Obligations without prejudice to any of its rights hereunder.

10. NOTICES. All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, delivered by overnight courier service or sent by email or certified mail (return receipt requested), in each case addressed to the other party at its respective address or email address stated below the signature of such party or at such other address(es) or email address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt.

11. POWER OF ATTORNEY. Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in- fact (which power shall be deemed coupled with an interest) to take any and all appropriate action and to execute, endorse and deliver any deed, conveyance, assignment or other instrument in writing as may be required to vest in Lender any right, title or power which by the terms hereof are expressed to be conveyed to or conferred upon Lender, including, without limitation, real property waivers, and documents and checks or drafts relating to or received in payment for any loss or damage under the policies of insurance required hereby, but only to the extent that the same relates to the Collateral after an Event of Default.

12. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of Lender, its successors and assigns, and shall be binding upon the successors of Borrower. The rights and obligations of Borrower under this Agreement may not be assigned or delegated without the prior written consent of the Lender and any purported assignment by Borrower of such rights or obligations without the Lender’s prior written consent shall be void. Lender may sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and obligations hereunder, in the Collateral and/or the Obligations at any time and from time to time provided that Lender shall promptly notify Borrower of any such sale, transfer or grant. Lender may disclose to any such purchaser, assignee, transferee or participant (the “Participant”), or potential Participant, this Agreement, any other Loan Documents, and all information, reports, financial statements and documents executed or obtained in connection herewith which Lender now or hereafter may have relating to the Loan, Borrower, or the business of Borrower.

13. CHOICE OF LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) GOVERNING LAW. THIS AGREEMENT AND ALL OTHER RELATED INSTRUMENTS AND DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL, IN ALL RESPECTS, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

(b) CONSENT TO FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE LENDER RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ITS RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c) WAIVERS BY BORROWER. To the fullest extent permitted by Applicable Law, Borrower waives (a) the right to trial by jury (which the Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to this Agreement, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non- payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by the Lender on which Borrower may in any way be liable, and hereby ratifies anything the Lender may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing the Lender to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against the Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Obligations, this Agreement, the other Loan Documents or transactions relating hereto; and (g) notice of acceptance hereof. Borrower acknowledges that the foregoing waivers are a material inducement to the Lender entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrower. Borrower has each reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14. MISCELLANEOUS.

(a) Entire Agreement. Time is of the essence with respect to this Agreement and all other Obligations. This Agreement and the other Loan Documents constitutes the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

(b) Survival. All representations, warranties, and covenants of Borrower contained herein or made pursuant hereto shall survive closing and continue throughout the term hereof and until Payment In Full.

(c) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

(d) Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(e) Expenses. In addition to any requirement for reimbursement set forth in the Approved Plan, Borrower agrees to pay or reimburse Lender for all reasonable and documented costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of all counsel, advisors, consultants and auditors retained in connection therewith), incurred in connection with:

(1) the preparation, negotiation and execution of this Agreement (provided that reimbursement of Lender’s expenses in connection with the preparation, negotiation and execution of this Agreement shall be capped at $10,000);

(2) any enforcement of this Agreement and the preservation of any rights hereunder (including, without limitation, filing or recording fees and taxes);

(3) collection, including deficiency collections;

(4) any amendment, waiver or other modification or waiver of, or consent with respect to, this Agreement or advice in connection with the administration of the Loan or the rights hereunder; and

(5) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, Borrower or any other Person), and any appeal or review thereof, in any way relating to the Collateral, this Agreement, or any action taken or any other agreements to be executed or delivered in connection herewith, whether as a party, witness or otherwise.

(f) Counterparts. This Agreement and any amendments, waivers, consents, notices or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract.

(g) Electronic Signature. Delivery of an executed counterpart of a signature page to this Agreement, and any amendments, waivers, consents, notices or supplements hereto, by facsimile or in electronic (including without limitation “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Loan. The words “execution,” “signed,” “signature,” and words of similar import in this Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), or any other similar state laws based on the Uniform Electronic Transactions Act. Borrower expressly agrees that this Agreement is a “transferable record” as defined in applicable law relating to electronic transactions and that it may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by such applicable law.

(h) Amendments and Waivers. Neither this Agreement nor any provision hereof may be amended, modified or waived, except pursuant an agreement or agreements in writing entered into by Borrower and Lender.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed as of the day and year first above written.

BlockFi Lending LLC Lender, by MOHSIN MEGHJI, in his		Core Scientific, Inc.
Borrower
capacity as Plan Administrator for the BlockFi Wind-Down Debtors

By:	/s/ Mohsin Meghji	By:	/s/ Todd DuChene
Name:	Mohsin Meghji	Name:	Todd DuChene
Title:	Plan Administrator	Title:	Chief Legal Officer, Chief
Administrative Officer and Secretary

BlockFi Lending c/o M3 Partners 1700 Broadway, 19th Floor New York, NY 10019 Attention: Mohsin Meghji Email: mmeghji@m3-partners.com		838 Walker Road, Suite 21-2 Dover, DE 19904 Attn: Kristen Carnevali, Denise Sterling and Todd DuChene Email: legal@corescientific.com

Form of Organization: Corporation

Jurisdiction of Organization: Delaware

Federal Employer Identification No.: 86-1243837

SCHEDULE A

DEFINITIONS

Capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings:

“Additional Collateral” means, pursuant to the Approved Plan, Lender’s apportioned share of $18,204,559.00 of new, non-financed miners acquired by Borrower following the Closing Date and apportioned pursuant to Schedule D.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Equipment Loan and Security Agreement including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as in effect at the time such reference becomes operative.

“Applicable Law” means with respect to any Person, conduct, transaction, agreement or matter, as the case may be, all laws, rules, regulations and governmental guidelines applicable to such Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (including, with reference to the Debtors, any order of the Bankruptcy Court, pursuant to the Bankruptcy Code or otherwise in connection with the Chapter 11 Cases).

“Approved Plan” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Bitcoin” means the digital currency referred to as such by market practice and transacted via a payment system using peer-to-peer transactions verified by network nodes and recording in a public distributed ledger called the Blockchain.

“Borrower” means the Person identified as such in the preamble of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

“Cash Pay Only Interest Rate” has the meaning set forth in Section 2(d)(1) of this Agreement.

“Casualty” has the meaning set forth in Section 2(c)(2) of this Agreement.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Closing Date” has the meaning set forth in the preamble of this Agreement.

“Collateral” has the meaning set forth in Section 3(a) of the Agreement.

“Confirmation Order” means that certain Findings of Fact, Conclusions of Law, and Order (I) Approved the Debtors’ (A) Disclosure Statement and (B) Solicitation of Votes and (III) Confirming the Debtors’ Fourth Amended Joint Chapter 11 Plan, entered by the bankruptcy court on January 16, 2024.

“Consolidated Excess Cash Flow” has the meaning set forth in the Exit Facility on the date hereof.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtors” has the meaning set forth in the recitals to this Agreement.

“Default Rate” has the meaning set forth in Section 2(e) of this Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of the Collateral by any Person (or the granting of any option or other right to do any of the foregoing).

“Election Notice” has the meaning set forth in Section 2(d)(1) of the Agreement.

“Equipment” has the meaning set forth in Section 3(a) of the Agreement.

“Equipment Collateral Intercreditor Agreement” means that certain First/Second Lien Miner Equipment Intercreditor Agreement, dated as of January 23, 2024, by and among by and among the New Secured Convertible Notes Agent (as defined in the Approved Plan), the New Secured Notes Agent (as defined in the Approved Plan), the Exit Agent and Lender.

“Equipment Location” has the meaning set forth in Section 5(e) of the Agreement.

“Event of Default” has the meaning set forth in Section 7 of the Agreement.

“Existing Loan Agreements” means (i) that certain Facility and Security Agreement, dated as of December 30, 2021, by and between Borrower and Lender and (ii) that certain Facility and Security Agreement, dated as of December 30, 2021, by and between Borrower and Lender.

“Exit Facility” means that certain first-lien delayed draw term loan exit facility, dated as of January 23, 2024, by and among Borrower, the other guarantors party thereto, the Exit Lenders (as defined in the Approved Plan) and the Exit Agent (as defined in the Approved Plan).

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

“Indemnitee” has the meaning set forth in Section 6(e) of this Agreement.

“Interest Payment Date” has the meaning set forth in Section 2(f) of this Agreement.

“Interest Period” means each period commencing on the date of the then most recent Interest Payment Date applicable to the Loan (or, if an Interest Payment Date has not yet occurred with respect to the Loan, the Closing Date) to and excluding the then next occurring Interest Payment Date applicable to the Loan.

“Lender” has the meaning assigned to it in the preamble of this Agreement and, if at any time Lender shall assign, participate or syndicate all or any of the Obligations, such term shall include each such assignee, Participant or such other members of the syndicate; together with its or their successors and assigns.

“Lien” means any Person’s interest in real or personal property securing an obligation owed to, or a claim by, such Person, including any mortgage, deed of trust, lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, encumbrance or other title exception.

“Loan” has the meaning set forth in Section 1(a) of the Agreement and, for the avoidance of doubt, includes any renewals, extensions, revisions, modifications or replacements therefor or thereof and all PIK Interest.

“Loan Amount” has the meaning set forth in Section 1(a) this Agreement.

“Loan Document” means each of this Agreement, any guaranty of the Obligations, the Equipment Collateral Intercreditor Agreement, any subordination or intercreditor agreement with respect to any of the Obligations, all other security documents hereafter delivered to Lender granting (or purporting to grant) a lien on any property of any person or entity to secure any Obligations, any other present or future document, instrument, agreement or certificate delivered to Lender in connection with this Agreement or any of the other Loan Documents, all financing statements and other filings, documents and agreements made or delivered in connection with any of the foregoing, in each case, as amended, restated, supplemented or otherwise modified.

“Maturity Date” has the meaning set forth in Section 2(a)(2) of the Agreement.

“Maximum Rate” has the meaning set forth in Section 2(d)(1) of this Agreement.

“Net Cash Proceeds” means, with respect to any Disposition of Collateral, or any Casualty, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration, any subsequent payment (including installments, earnouts or similar payment) or through the payment or disposition of deferred consideration) by or on behalf of Borrower, in connection therewith, after deducting therefrom only (a) in the case of any consideration consisting of insurance proceeds or condemnation awards, the amount of any indebtedness secured by any Permitted Lien hereunder on the applicable Collateral (other than indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than the Obligations and any Indebtedness secured by such asset with a Lien ranking junior to the Lien securing the Obligations), (b) reasonable expenses and costs related thereto incurred by Borrower in connection therewith (but excluding sales commissions), (c) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of or in connection with such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such transaction, the amount of such excess shall constitute Net Cash Proceeds), including (without duplication) tax distributions with respect to such income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of or in connection with such transaction, including tax distributions paid in such period that are permitted to be made pursuant to this Agreement and (d) any funded escrow established pursuant to the documents evidencing any such disposition to secure any indemnification obligations or adjustments to the purchase price associated therewith owing to any Person that is not an Affiliate of such Person (provided that to the extent that any amounts are released from such escrow to Borrower, such amounts net of any related expenses shall constitute Net Cash Proceeds).

“New Secured Convertible Notes” the 10.00% Cash / 12.00% Cash / PIK Convertible Senior Secured Notes due 2029 issued pursuant to the New Convertible Indenture (as defined in the Exit Facility) and any Additional Notes (as defined in the Exit Facility) issued pursuant to the New Convertible Indenture from time to time.

“New Secured Notes” the 12.50% Senior Secured Notes due 2027 issued pursuant to the New Indenture (as defined in the Exit Facility) and any Additional Notes (as defined in the Exit Facility) issued pursuant to the New Indenture from time to time.

“Obligations” means, collectively, all amounts, obligations, liabilities, covenants and duties of every type and description owing by Borrower to Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to Borrower under any Loan Document.

“Payment Date” has the meaning set forth in Section 2(g) of the Agreement.

“Payoff Amount” has the meaning set forth in Section 1(a) this Agreement.

“Payment In Full” means that all of the Obligations have been indefeasibly paid in full in cash.

“Permitted Liens” has the meaning set forth in Section 6(b) of this Agreement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“PIK Interest” has the meaning set forth in Section 2(d)(1) of this Agreement.

“Prepayment Date” has the meaning set forth in Section 2(c)(1) of the Agreement.

“Pre-Petition Equipment Loan” has the meaning set forth in the recitals to this Agreement.

“Specified Accrual Period” has the meaning set forth in Section 2(d)(1) of this Agreement.

“Standard Interest Rate” has the meaning set forth in Section 2(d)(1) of this Agreement.

“Taxes” means taxes, levies, imposts, deductions, charges, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to the Lien of Lender on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“UCC Statements” has the meaning set forth in Section 3(a) this Agreement.

Any accounting term used in this Agreement shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with generally accepted accounting principles in the United States (“GAAP”), and all financial computations hereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in this Agreement shall be made in accordance with GAAP as in effect on the date hereof unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC. The words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

For purposes of this Agreement, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (b) “including” and “include” shall mean “including, without limitation” and, for purposes of this Agreement, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision; (c) all references to (i) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions, (ii) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by this Agreement), (iii) any section mean, unless the context otherwise requires, a section of this Agreement and (iv) any schedules mean, unless the context otherwise requires, schedules attached hereto, which are hereby incorporated by reference; and (d) all references to any instruments or agreements, including references to this Agreement, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

SCHEDULE B

Loan Amount

Lender	Loan Amount
BlockFi Lending LLC	$46,850,519.57

SCHEDULE C

EQUIPMENT COLLATERAL

See Attached

SCHEDULE D

ADDITIONAL COLLATERAL ALLOCATIONS

See Attached

To represent 90.9% of the total Additional Collateral (representing total TH/s of 1,485,056) upon receipt thereof by the Borrower following the Closing Date, with this Schedule D to be updated to reflect a sufficient description (within the meaning of UCC 9-108) of such Additional Collateral.